Exhibit 99.1
FOR IMMEDIATE RELEASE

GSE SYSTEMS APPOINTS SEAN FULLER AS SENIOR VICE PRESIDENT OF SALES

Sykesville, MD – March 22, 2016 – GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced the appointment of Sean Fuller as Senior Vice President of Sales.  Mr. Fuller brings to GSE more than 25 years of experience delivering value in the power industry, primarily nuclear, for General Electric ("GE") and affiliated companies.

Mr. Fuller joins GSE from GE Hitachi Nuclear Energy ("GEH"), a global company serving the nuclear industry.  Having joined GEH in 2010, he served most recently as the Regional Vice President of Sales for Fuel and Services and prior to that as Vice President Global Services Sales.  From 2005 to 2010, Mr. Fuller led sales and operational activities for Global Nuclear Fuel Americas ("GNF-A") as the Chief Operating Officer after being promoted from the position of Director, Global Fuel Sales.  Previously, he served as Sales Director for GE Energy Services from 2003 to 2005.  Prior to 2003, Mr. Fuller started his career with GE Nuclear Energy in 1989 and consistently rose to increasing levels of responsibility.

Mr. Fuller earned his B.S., Mechanical-Nuclear Engineering, from Worcester Polytechnic Institute and completed several GE Leadership Program training courses, including Leadership Innovation and Growth; Management Development, and Advanced Commercial Management; and is a Six Sigma Black Belt.

Kyle J. Loudermilk, Chief Executive Officer and President of GSE, said, "On behalf of GSE, I am delighted to welcome Sean as our new Senior Vice President of Sales.  He brings extensive experience selling to the power industry and in particular the nuclear industry globally, and has terrific executive relationships throughout the nuclear power industry including the operators and the ecosystems of vendors that serve the operators.  Sean brings to GSE the formal discipline of running a sales force and executing to results that GE is noted for.  His deep track record of success, sales leadership, formal training and extensive relationships in the nuclear power industry make him a great addition to our team. As we continue to execute on our turnaround of GSE, Sean's addition will accelerate and enhance our journey."

Interim Chief Operating Officer, Christopher D. Sorrells, said, "Since Kyle and I joined the Company last August, our initial turnaround effort centered on making GSE a focused, self-sustaining business centered on customer success, while rebuilding our senior leadership depth.  Sean adds tremendous value to these efforts.  As we look to accelerating our growth via new products and services, Sean's prior experience selling new offerings within the nuclear power industry will benefit GSE and our customers.  We are excited to support him as he focuses his attention on selling into our marquee customer base."

Mr. Fuller commented, "I am very excited to join GSE and build upon its proven technology in the power and process industries.  GSE has a strong heritage of closing the performance gap for its customers, and the concentrated efforts by Kyle and Chris have positioned GSE to address the growing performance needs of the power and process industries driven by digital transformation.  I look forward to working with our talented team and continuing GSE's tradition of being the trusted partner for performance improvement solutions."

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Interim Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com